Exhibit A

EAGLE FINANCIAL SERVICES, INC.

2014 STOCK INCENTIVE PLAN

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8.03	Employee Status	14
8.04	Change in Control	14
8.05	Shareholder Rights	14
Article IX	STOCK UNITS	15
9.01	Award	15
9.02	Earning the Award	15
9.03	Payment	15
9.04	Nontransferability	15
9.05	Transferable Stock Units	15
9.06	Employee Status	15
9.07	Change in Control	15
9.08	Shareholder Rights	15
Article X	ADJUSTMENT UPON CHANGE IN COMMON STOCK	16
Article XI	COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES	17
Article XII	GENERAL PROVISIONS	18
12.01	Effect on Employment or Service	18
12.02	Unfunded Plan	18
12.03	Rules of Construction	18
12.04	Amendment	18
12.06	Duration of Plan	18
12.07	Effective Date	18
12.08	Code Section 409A, Other Taxes	18

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Article I

DEFINITIONS

1.01	Administrator

Administrator means the Committee or, in the Board’s sole discretion, the Board.

1.02	Affiliate

Affiliate means any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

1.03	Agreement

Agreement a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award issued to such Participant.

1.04	Award

Award means a Stock Award, an award of Stock Units, an Option, or an SAR.

1.05	Board

Board means the Board of Directors of the Company.

1.06	Change of Control

A Change of Control means that (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company’s Board other than a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Company before such events cease to constitute a majority of the Board, or any successor’s board, within one year of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

1.07	Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.08	Committee

Committee means the Compensation Committee of the Board.

1.09	Common Stock

Common Stock means the Common Stock of the Company.

1.10	Company

Company means Eagle Financial Services, Inc.

1.11	Fair Market Value

Fair Market Value means, on any given date, the average of the bid and asked prices of a share of Common Stock on the over-the-counter market on such day or, if there are no bid and ask prices on such day, then on the next preceding day that the Common Stock for which there are bid and ask prices, all as reported by such source as the Administrator may select, or the value that the Administrator shall designate, using the reasonable application of any other reasonable valuation method.

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1.12	Initial Value

Initial Value means, with respect to an SAR, the Fair Market Value of one share of Common Stock on the date of grant, as set forth in the Agreement.

1.13	Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.14	Participant

Participant means an employee or director of the Company or an Affiliate who is selected by the Administrator to receive an Award.

1.15	Plan

Plan means the Eagle Financial Services, Inc. 2014 Stock Incentive Plan.

1.16	SAR

SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value at the time of exercise over the Initial Value of the SAR.

1.17	Stock Unit

Stock Unit means an Award, in the amount determined by the Administrator and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that enables the holder to receive a payment for each Stock Unit on the date specified in the Agreement equal to the Fair Market Value of a share of Common Stock determined as of the date set forth in the Agreement, and that, if specified in the applicable Agreement, that may entitle the Participant to receive dividend equivalents on the terms set forth in the Agreement.

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Article II

PURPOSES

The Plan is intended to assist the Company in recruiting and retaining key employees and directors (including non-employee directors) with ability and initiative by enabling employees and directors (including non-employee directors) who contribute significantly to the Company or an Affiliate to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Options qualifying as incentive stock options under Code Section 422 (“incentive stock options”) and options not so qualifying, and the grant of SARs, Stock Awards, and Stock Units. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

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Article III

ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to issue Awards upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on (i) the exercisability of all or any part of an Option or SAR and (ii) the transferability or forfeitability of a Stock Award or Stock Units. In addition, the Board shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.

Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive. All expenses of administering this Plan shall be borne by the Company. Neither the Administrator nor any member of the Board or Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or any Award. The expenses of administering the Plan shall be borne by the Company, an Affiliate or a combination thereof.

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Article IV

ELIGIBILITY

4.01	General

Any employee or director of the Company or of any Affiliate (including any corporation that becomes an Affiliate after the adoption of this Plan) who, in the judgment of the Board, has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate may receive one or more Awards, or any combination or type thereof.

4.02	Awards

The Administrator will designate individuals to whom Awards are to be issued and will specify the number of shares of Common Stock subject to each such Award. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. All Awards issued under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan and to such other provisions as the Administrator may adopt. No Participant may be granted Options that are incentive stock options, or related SARs (under all incentive stock option plans of the Company and Affiliates) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) exceeding $100,000.

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Article V

STOCK SUBJECT TO PLAN

5.01	Shares Issued

Upon the award of shares of Common Stock pursuant to a Stock Award or a Stock Units, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02	Aggregate Limit

The maximum aggregate number of shares of Common Stock that may be issued under this Plan, pursuant to the exercise of SARs and Options and the grant of Stock Awards and Stock Units, is 500,000 shares, which includes shares authorized but not yet issued under the Eagle Financial Services, Inc. Stock Incentive Plan as of the effective date of this Plan. The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in Article X.

5.03	Reallocation of Shares

If an Option is terminated, in whole or in part, for any reason other than its exercise or the exercise of a related SAR, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options, SARs, Stock Awards, and Stock Units to be granted under this Plan. If an SAR is terminated, in whole or in part, for any reason other than its exercise or the exercise of a related Option, the number of shares of Common Stock allocated to the SAR or portion thereof may be reallocated to other Options, SARs, Stock Awards, and Stock Units to be granted under this Plan. If a Stock Award is forfeited or terminated, in whole or in part for any reason, the number of shares of Common Stock allocated to the Stock Award or portion thereof may be reallocated to other Options, SARs, Stock Awards, and Stock Units to be granted under this Plan. Any shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise price of an Option or SAR under this Plan shall not be reallocated with respect to any Award to other Awards to be granted under the Plan.

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Article VI

OPTIONS

6.01	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by each such Award; provided, however that no Participant may be granted Options in any calendar year covering more than 10,000 shares of Common Stock.

6.02	Option Price

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Except for an adjustment authorized under Article X, the Option price may not be reduced (by amendment or cancellation of the Option or otherwise) after the date of grant.

6.03	Maximum Option Period

The maximum period in which an Option may be exercised shall be ten years from the date such Option was granted. The terms of any Option may provide that it has a term that is less than such maximum period.

6.04	Nontransferability

Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05	Transferable Options

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

6.06	Employee Status

For purposes of determining the applicability of Code section 422 (relating to incentive stock options), or if the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.07	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Parent or Subsidiary Corporation for purpose of Code section 422(d)) may not be first exercisable in a calendar year for stock having a Fair Market Value (determined as of the date an Option is granted) exceeding the limit prescribed by Code section 422(d). An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any related SAR to the extent of the number of shares with respect to which the Option is exercised.

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6.08	Payment

Unless otherwise provided by the Agreement, payment of the Option Price shall be made in cash or a cash equivalent acceptable to the Administrator. If the Agreement provides, payment of all or part of the Option Price may be made (i) by means of a cashless exercise program through a securities broker approved by the Administrator; (ii) by withholding shares of Common Stock upon exercise of an Option, (iii) by surrendering already owned shares of Common Stock to the Company, or (iv) attestation with respect to already owned shares; provided the shares withheld, surrendered or as to which attestation is made have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof. In addition, the Administrator may establish such payment or other terms as it may deem to be appropriate and consistent with these purposes.

6.09	Change in Control

The terms, including exercisability, of each outstanding Option, with respect to a Change in Control shall be governed by the applicable Agreement.

6.10	Shareholder Rights

No Participant shall have any rights as a shareholder with respect to shares subject to his or her Option until the date of exercise of such Option.

6.11	Disposition of Stock

A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was granted as or intended to be an incentive stock option if such sale or disposition occurs (a) within two years of the grant of an Option or (b) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

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Article VII

SARS

7.01	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom SARs are to be granted and will specify the number of shares covered by each such award. For purposes of the foregoing limit, an Option and related SAR shall be treated as a single award. In addition, no Participant may be granted SARs (under all incentive stock option plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds the limit prescribed by Code section 422(d).

7.02	Maximum SAR Period

The period in which an SAR may be exercised shall not be longer than ten years or, if less, the term of the related Option. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03	Nontransferability

Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, an SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 0, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04	Transferable SARs

Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than an SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a related SAR (by the Participant or his transferee), the SAR and the related Option must be transferred to the same person or persons or entity or entities.

7.05	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that an SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of related SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.06	Change in Control

The terms, including exercisability, of each outstanding SAR, with respect to a Change in Control, shall be governed by the applicable Agreement.

7.07	Employee Status

If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

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7.08	Settlement

At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

7.09	Shareholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

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Article VIII

STOCK AWARDS

8.01	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by each such award.

8.02	Vesting

The Administrator may prescribe in the applicable Agreement that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement and/or until certain financial or other performance objectives are satisfied as determined by the Administrator in its sole discretion. Subject to the provisions of Article XI hereof, the Board may grant a Stock Award to a Participant that is not forfeitable and is free of any restrictions or transferability.

8.03	Employee Status

If the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.04	Change in Control

The terms of each outstanding Stock Award, with respect to a Change in Control, shall be governed by the applicable Agreement.

8.05	Shareholder Rights

Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all the rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (a) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (b) the Company shall retain custody of the certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (c) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are transferable and are no longer forfeitable.

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Article IX

STOCK UNITS

9.01	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Award of Stock Units is to be made and will specify the number of Stock Units covered by such Awards.

9.02	Earning the Award

The Administrator, on the date of grant of the Award, may prescribe that the Stock Units or a portion thereof, will be earned, and the Participant will be entitled to receive a payment pursuant to the Award of Stock Units, only upon the completion of a specified period of employment or service or satisfaction of specified financial or other performance objectives, or on the basis of such other criteria as may be prescribed by the Administrator and set forth in the Agreement.

9.03	Payment

In accordance with the Agreement, the amount payable when an award of Stock Units is earned may be settled in cash, Common Stock or a combination of cash and Common Stock. A fractional share shall not be deliverable when an Award of Stock Units is earned, but a cash payment will be made in lieu thereof. In accordance with and subject to the terms of the Agreement, a Participant may be entitled to dividend equivalents at or prior to the time an award is earned. Such dividend equivalents may be payable in cash, Common Stock or a combination of cash and Common Stock, as determined by the Administrator in its sole discretion.

9.04	Nontransferability

Except as provided in Section 9.05, Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of a Stock Unit Award other than by will or the laws of descent and distribution. The limitations set forth in the preceding sentence shall not apply to Common Stock issued as payment pursuant to a Stock Unit Award.

9.05	Transferable Stock Units

Section 9.04 to the contrary notwithstanding, an award of Stock Units may be transferred pursuant to the Agreement, subject to applicable securities law requirements as in effect from time to time. The holder of Stock Units transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Stock Units during the period that they were held by the Participant; provided, however that such transferee may not transfer Stock Units except by will or the laws of descent and distribution.

9.06	Employee Status

In the event that the terms of any Stock Unit award provide that no payment will be made unless the Participant completes a stated period of employment or service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

9.07	Change in Control

The terms of each outstanding Stock Unit, including entitlement to payment thereunder, with respect to a Change in Control, shall be governed by the applicable Agreement.

9.08	Shareholder Rights

No Participant shall, as a result of receiving an award of Stock Units, have any rights as a shareholder of the Company or any Affiliate on account of such award until, and except to the extent that, the Stock Units are earned and settled in shares of Common Stock.

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Article X

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options, SARs, Stock Awards and Stock Units may be granted under this Plan; and the terms of outstanding Stock Awards, Options, Stock Units and SARs; and the per individual limitations on the number of shares of Common Stock for which Options, SARs, Stock Awards and Stock Units may be granted shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Code section 424 applies, (b) there occurs any other event which, in the judgment of the Administrator necessitates such action or (c) there is a Change in Control. Any determination made under this Article X by the Administrator shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Stock Awards and Stock Units may be granted, the per individual limitations on the number of shares of Common Stock for which Awards may be granted or the terms of outstanding Stock Awards, Options, SARs or Stock Units.

The Administrator may grant Stock Awards, Options, SARs, and Stock Units in substitution for phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction or event described in the first paragraph of this Article X. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Stock Awards, Options, SARs and Stock Units shall be as the Administrator, in its discretion, determines is appropriate.

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Article XI

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted, a Stock Unit is settled or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award or Stock Unit shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

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Article XII

GENERAL PROVISIONS

12.01	Effect on Employment or Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee or director any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

12.02	Unfunded Plan

The Plan, insofar as it provides for Awards, is not required to be funded, and the Company shall not be required to segregate any assets that may at any time be represented by an Award under this Plan. Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

12.03	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience for ease of reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

12.04	Amendment

The Administrator may amend or terminate this Plan at any time; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) increases the aggregate number of shares that may be issued under the Plan (other than an adjustment pursuant to Article X) or (ii) changes the class of individuals eligible to become Participants. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made.

12.06	Duration of Plan

No Award may be granted under this Plan more than ten years after the earlier of the date of the Plan is adopted by the Board or the date the Plan is approved by shareholders in accordance with Section 12.07.

12.07	Effective Date

Options, SARs and Stock Units may be granted under this Plan upon its adoption by the Board, provided that no Option or SAR shall be exercisable and no Stock Unit shall be effective unless this Plan is approved by a majority of the votes cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting at which a quorum is present or by unanimous consent. Stock Awards may be granted under this Plan, upon the later of its adoption by the Board or its approval by shareholders in accordance with the preceding sentence.

12.08	Code Section 409A, Other Taxes

This Plan is intended to provide compensation that is exempt from or that complies with Code Section 409A, and ambiguous provisions, if any, in this Plan or an Agreement shall be construed and administered in a manner that is compliant with or exempt from the application of Code Section 409A, as appropriate. For purposes of Code Section 409A, each payment under this Plan shall be deemed a separate payment. Notwithstanding any provision of this Plan to the contrary, if the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payment of any amount or benefits under this Plan would cause a violation of Code Section 409A, then any amounts or benefits that are payable under this Plan due to the Participant’s “separation from service” within the meaning of Code Section 409A which (i) are subject to the provisions of Code Section 409A; (ii) are not otherwise excluded under Code Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the Participant’s death.

        Nothing in this Plan or an Agreement shall constitute a representation by the Company to a Participant regarding the tax consequences of any Award. Although the Company may endeavor to avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under this Plan.

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Each Participant shall be responsible for satisfying any income and employment tax withholding obligation attributable to participation in this Plan. In accordance with procedures established by the Administrator and the terms of this Plan, a Participant may surrender shares of Common Stock, or receive fewer shares of Common Stock than otherwise would be issuable, in satisfaction of all or part of that obligation.

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